Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated September 29, 2020, relating to the balance sheet of SCP & CO Healthcare Acquisition Company as of August 17, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from July 29, 2020 (inception) through August 17, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

September 29, 2020